Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ASSET SALE AND SERVICES AGREEMENT

THIS ASSET SALE AND CONTENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the later of the two dates in the below signature block (the “Effective Date”) by and between Hearst Newspapers, a division of Hearst Communications, Inc. with offices at 950 Eighth Avenue, New York, NY 10019 (“Hearst”) and Leaf Group Ltd., a Delaware corporation with offices at 1655 26th Street, Santa Monica, CA 90404 (“Leaf Group”) (each individually, a “Party”, and collectively, the “Parties”).

RECITALS

Hearst and Leaf Group have been parties to that certain Website Hosting, Advertising and Content Agreement dated as of March 31, 2010, as amended (the “Original Agreement”), pursuant to the terms of which Leaf Group was engaged to create or license content for, and to develop, host and manage the websites set forth in Schedule 5 attached hereto (together, the “Hosted Websites”).

Both Parties desire to terminate the Original Agreement and restructure the relationship in accordance with the terms of this Agreement.

In connection therewith, Hearst desires to obtain ownership of the Hosted Websites and Leaf Group wishes to assign and transfer the Hosted Websites to Hearst.

Hearst desires to engage Leaf Group to perform the services set forth on Schedule 1 attached hereto (the “Content Services”) and the services set forth on Schedule 2 attached hereto (the “Website Migration Services” and together with the Content Services, the “Services”), and Leaf Group wishes to provide such Services to Hearst.

In consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.DEFINITIONS. The following terms, when capitalized, have the meanings set forth below when used in this Agreement.

“AdSense Units” has the meaning set forth in Section 3.6(b).

“Advertising” means any paid sponsorship or advertising displayed on each Hosted Website in accordance with this Agreement.

“Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party.

“Assigned Personnel” has the meaning set forth in Section 6.1 of this Agreement.

“Branding Elements” means the service marks, trademarks, trade names, trade dress, logos and other business identifiers of a Party and its Affiliates, whether or not registered with the USPTO or other governmental agency.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Los Angeles, California.

“Claims” has the meaning set forth in Section 9.1 of this Agreement.

“CMS” has the meaning set forth in Section 1(c) of Schedule 2.

“Confidential Information” means all documents, information, reports, financial or other data, records, forms, tools, products, services, methodologies, present and future research, technical knowledge, marketing plans, trade secrets, and other materials obtained by one Party (the “Receiving Party”) from the other Party or any of its Affiliates (the “Disclosing Party”) in the course of performing a Party’s obligations or exercising its rights under this Agreement, whether tangible or intangible and whether or not stored, compiled, or memorialized physically, electronically, graphically, in writing, or by any means now known or later invented, including any records and information: (a) that have been marked as proprietary or confidential; (b) whose confidential nature has been made known by the Disclosing Party; or (c) that due to their character and nature, a reasonable person under like circumstances would treat as confidential. The Hearst Data constitutes the Confidential Information of Hearst. Notwithstanding the foregoing, Confidential Information does not include information which: (i) is already known to the Receiving Party at the time of disclosure; (ii) is or becomes publicly known through no wrongful act or failure of the Receiving Party; (iii) is independently developed by the Receiving Party without the benefit of such Confidential Information; or (z) is received from a third party that is not under and does not thereby breach an obligation of confidentiality.

“Content” means textual, images, pictures, audio, graphics, video, audiovisual, hyperlinks, and all other content, data, and information, in any and all media.

“Content Services” has the meaning set forth in the preamble to this Agreement.

“Contributors” has the meaning set forth in Section 6.4 of this Agreement.

“Data File” means a file, in JSON file format, compressed as a file archive (tarball or equivalent) which includes all data related to the Existing Articles.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Excluded Assets” means the specific assets set forth on Schedule 6.

“Existing Content” means (a) the articles identified on Schedule 3 (the “Existing Articles”) and (b) photographs identified on Schedule 4 (the “Existing Photos”).

“Excluded Liabilities” shall have the meaning set forth in Section 2.6.

“First Payment” shall have the meaning set forth in Section 2.5.

“Hearst AdSense Revenue Share” has the meaning set forth in Section 3.6(b).

“Hearst Articles” means the Existing Articles and the New Articles.

“Hearst Branding Elements” means the Branding Elements provided by Hearst to Leaf Group under limited license for inclusion in the Hosted Website(s).

“Hearst Cloud Account” has the meaning set forth in Section 1(a) of Schedule 2.

“Hearst Content” means all Content provided by Hearst for inclusion in a Hosted Website,

including the Hearst Branding Elements.

“Hearst Data” has the meaning set forth in Section 4.3(a).

“Hearst Photo Agreements” means the agreement between Hearst Communications, Inc. and Getty Images and the agreement between Hearst Technology Inc. and Adobe, Inc.

“Hosted Website(s)” has the meaning set forth in the preamble to this Agreement.

“Hosted Website URL” means the URL for the Hosted Website. The URL will include the domain name and Internet protocol address maintained by Hearst with respect to each Hosted Website.

“Indemnifying Party” and “Indemnified Party” has the meanings set forth in Section 9.3 of this Agreement.

“Initial Migration Date” means the date on or prior to Step 1.3 in Schedule 2A.

“Initial Quarterly Proposal” has the meaning set forth in Section 3.1(a) of this Agreement.

“Initial Term” has the meaning set forth in Section 11.1 of this Agreement.

“Intellectual Property Rights” means all or any of the following: (a) patents, patent disclosures and inventions (whether patentable or not); (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith; (c) copyrights and copyrightable works (including computer programs), mask works and rights in data and databases; (d) trade secrets, know-how and other confidential information; and (e) all other Intellectual Property Rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection provided by applicable Law in any jurisdiction throughout the world.

“Key Assigned Personnel” has the meaning set forth in Section 6.2 of this Agreement.

“Knowledge” means the actual knowledge, after reasonable investigation, of Brian Pike, Scott Messer and Justin Chandler.

“Law” means any applicable law, ordinance, rule, regulation, statute, order, license, permit and other requirement, now or hereafter in effect, as amended or supplemented from time to time, of any governmental authority of competent jurisdiction, including, without limitation, all applicable Privacy Laws.

“Leaf Group Branding Elements” means any Branding Elements of Leaf Group included in the Existing Content or on the Hosted Websites under the terms of the Original Agreement.

“Leaf Group Change in Control” refers to a merger or consolidation of Leaf Group with or into another corporation, entity or person, or the sale of all or substantially all of Leaf Group’s assets (or any material assets required to perform the Content Services or the Website Migration Services) or equity to another corporation, entity or person, where after such merger, consolidation or sale of assets or equity, less than 50% of the capital stock or equity interests in such other corporation, entity or person, or such assets (or any material assets required to perform the Content Services or the Website Migration Services) or equity are owned by persons who owned the capital stock of Leaf Group immediately before such merger, consolidation or sale of assets or equity, provided, however, that ordinary course non-coordinated trading in the Company’s equity shall not result in a Leaf Group Change in Control, even if such trades result in 50% or more of the Company’s equity changing ownership.

“Leaf Group Proprietary Technology” refers to the proprietary platform and technologies employed by Leaf Group in connection with the operation of its business identified on Schedule X.

“Liability” means, with respect to any person, any liability, indebtedness or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, due or to become due.

“Migration Completion Date” has the meaning set forth in Schedule 2B of this Agreement.

“Migration Plan” means the migration plan as set forth in Schedule 2 of this Agreement.

“Missing Component” has the meaning set forth in Section 8.2(l) of the Agreement.

“New Articles” refers to new articles created by Leaf Group in connection with performance of the Content Services.

“New Photos” means any photos added to the Hosted Websites after the Effective Date.

“Net Revenues” means all amounts earned by Hearst and/or Leaf Group from third parties with respect to Advertising sold and displayed on the Hosted Websites, less (a) any taxes Hearst or Leaf Group (as applicable) is required to collect, withhold, or pay with respect to such earned amounts (except taxes on Hearst’s or Leaf Group’s net income); (b) credit card processing fees, bad debt and charge-backs, and (c) commissions or discounts allowed or paid to advertising agencies and refunds.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Photo Agreements” refers to the Leaf Group agreements with Getty Images and Fotolia governing the use of the Existing Photos, copies of which have been provided to Hearst.

“Privacy Laws” means all applicable federal, state and international laws, rules, regulations, self-regulatory guidelines and prevailing industry standards, all as amended or supplemented from time to time, including but not limited to the NAI’s Code of Conduct, IAB’s Code of Conduct, and the DAA Self-Regulatory Principles, the California Consumer Privacy Act of 2018, Cal. Civ. Code § 1798.100 et seq. (“CCPA”), the United Kingdom Data Protection Act 1998, Regulation (EU) 2016/679 (“GDPR”) together with any national laws implementing the same, the European Directive 2002/58/EC (the "e-Privacy Directive") together with any national laws implementing the same.

"Privacy Shield Framework" means the EU-U.S. Privacy Shield framework, the Swiss-E.U. Privacy Shield framework and any new frameworks that come into effect established by the U.S. Department of Commerce or other competent agency or authority, located at https://www.privacyshield.gov/EU-US-Framework, as each of these frameworks may be amended from time to time.

“Purchase Price” has the meaning set forth in Section 2.5 of this Agreement.

“Purchase Price Allocation” has the meaning set forth in Section 2.7 of this Agreement.

“Quarterly Proposal” has the meaning set forth in Section 3.1 of this Agreement.

“Renewal Term” has the meaning set forth in Section 11.1 of this Agreement.

“Second Payment” has the meaning set forth in Schedule 2B of this Agreement.

“Seconded Employee” has the meaning set forth in Section 6.6 of this Agreement.

“Services” has the meaning set forth in the preamble to this Agreement.

“Term” has the meaning set forth in Section 11.1 of this Agreement.

“Third Party Photos” refers to New Photos and Existing Photos as licensed from third parties.

“Website Migration Services” has the meaning set forth in the preamble to this Agreement.

2.TRANSFER OF EXISTING CONTENT; NO OTHER LIABILITIES
2.1.Purchase of Hosted Websites. Subject to the terms and conditions of this Agreement, simultaneously with the execution of this Agreement and as of the Effective Date, Leaf Group hereby sells, assigns, transfers, conveys and delivers to Hearst, and Hearst purchases, acquires and accepts from Leaf Group, free and clear of any encumbrances, all right, title and interest of Leaf Group in and to all assets, properties and rights of every nature, kind description, (including the Existing Articles and the Data File), whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), whether located, used or held for use in or related to, or necessary for the conduct of, Hosted Websites, including all such assets, properties and rights of every nature, kind description, (including the Existing Articles and the Data File), whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), whether located, used or held for use in or related to, or necessary for the conduct of, Hosted Websites, which are to be migrated pursuant to the Migration Plan in accordance with Schedule 2, other than the Excluded Assets (collectively, the “Purchased Assets”). Schedule 3 identifies all of the Existing Articles existing as of the Effective Date.
2.2.License of Existing Photos. Leaf Group represents and warrants that all of the photos and images made available on the Hosted Websites as of the Effective Date of this Agreement (including the Existing Photos) are third party photos licensed by Leaf Group from various image agencies pursuant to Photo Agreements. Prior to the Initial Migration Date, Leaf shall (i) assist and cooperate, at Leaf Group’s expense, with Hearst in Hearst’s dealings with Getty and Adobe to ensure that all the Existing Photos are licensed under the Hearst Photo Agreements as of the Initial Migration Date, at no additional cost to Hearst; and (ii) replace any Existing Photos in the Existing Content and Excluded Photos that are not licensed under the Hearst Photo Agreements with photos that are licensed under the Hearst Photo Agreements. Any photo replacement will be done in consultation with Hearst and will require Hearst’s written approval (which includes approval by email) and Hearst will reasonably cooperate with Leaf Group to identify any replacement photos under the Hearst Photo Agreements. In the event that the replacement of any photo pursuant to this Section 2.2 (other than the Excluded Photos) would result in Hearst incurring additional costs under the Hearst Photo Agreements, such costs will be reimbursed by Leaf Group or deducted from the Second Payment.
2.3.Data File. Simultaneously with the execution of this Agreement, Leaf Group shall deliver the Data File to the location that Hearst shall have designated at least 1 Business Day prior to the date hereof.
2.4.Migration Services. Leaf Group hereby agrees to perform the Website Migration Services in accordance with Schedule 2 and the Migration Plan, and begin such performance as of the date hereof.
2.5.Purchase Price Payment Schedule. The aggregate purchase price for the Purchased Assets shall be Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Purchase Price”) payable in installments as follows: First, simultaneously with the execution of this Agreement, Hearst shall pay Four Million Dollars ($4,000,000) to Leaf Group by wire transfer of immediately available funds to the account that Leaf Group shall have designated at least two (2) Business Days prior to the Effective Date

(the “First Payment”). Second, Hearst shall pay the Second Payment within seven (7) business days of the Migration Completion Date. The invoice for the Second Payment shall be paid by wire transfer of immediately available funds to the same account as the initial account designated by Leaf Group or as otherwise specified in the applicable invoice.
2.6.Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary (and without implication that Hearst is assuming any Liability of the Leaf Group or any Liability related to any of the Purchased Assets), and regardless of any disclosure to Hearst, Hearst shall not assume or be obligated to pay, perform or otherwise discharge (and Leaf Group shall retain, pay, perform or otherwise discharge without recourse to Hearst) any Liabilities of Leaf Group or the Purchased Assets, whether currently existing or hereinafter arising (the “Excluded Liabilities”). For the avoidance of doubt, and subject to Section 9, Leaf Group is not assuming any liabilities related to Hearst’s operation of the Purchased Assets following the Migration Completion Date by virtue of this section 2.6.
2.7.Purchase Price Allocation. Hearst shall prepare and deliver to the Leaf Group an allocation of the Purchase Price among the Purchased Assets in accordance with section 1060 of the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations thereunder (the “Purchase Price Allocation”). Any adjustments to the Purchase Price (including pursuant to Section 2.5 and Schedule 2 of this Agreement) shall be allocated among the Purchased Assets in a manner consistent with the Purchase Price Allocation. Hearst and the Leaf Group and their Affiliates shall report, act, and file all tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation.
3.CONTENT SERVICES
3.1.Content Services. During the Initial Term, Leaf Group agrees to provide the Content Services in accordance with the agreed Quarterly Proposals (as defined below) for the periods and on the terms and conditions set out in this Agreement. On a quarterly basis, Leaf Group shall prepare and submit to Hearst a set of recommendations with respect to the Content Services to be performed for the upcoming calendar quarter and a budget for such work (each, a “Quarterly Proposal”).
(a)Initial Quarterly Proposal. Leaf Group agrees to provide or cause to be provided the Content Services described on the initial Quarterly Proposal through June 30, 2020 (the “Initial Quarterly Proposal”), which is attached hereto as Exhibit A.
(b)Subsequent Quarterly Proposals. At least thirty (30) days before the beginning of each calendar quarter (commencing with the calendar quarter ending September 30, 2020), Leaf Group shall prepare and submit to Hearst a Quarterly Proposal. Not later than five (5) Business Days following its receipt of the Quarterly Proposal, the Parties shall confer on the Quarterly Proposal and make such modifications (to both the scope of Content Services and the budget for the upcoming quarter) as Hearst may reasonably require. The parties shall iterate on the Quarterly Proposal until it is satisfactory to both parties.
(c)Payment.
(i)The amounts set forth on the Initial Quarterly Proposal (which shall constitute a reimbursement by Hearst to Leaf Group for the costs to be incurred by Leaf Group to perform the Content Services as set forth in each Quarterly Proposal) shall be paid contemporaneously with the execution of this Agreement by wire transfer of immediately available funds to the account that Leaf Group shall have designated.
(ii)Within five (5) Business Days of approval of each subsequent Quarterly Proposal, Hearst shall pay to Leaf Group the amount set forth in the Quarterly Proposal by wire transfer of immediately available funds to the account that Leaf Group shall have designated.

(iii)Within thirty (30) days after the end of a calendar quarter during the Term, Leaf Group will (i) deliver to Hearst a report showing the work completed and any variances against the work contemplated by the Quarterly Proposal for that Quarter (the “Quarterly Report”) in a format substantially similar to the corresponding Quarterly Proposal. If the work actually completed during the applicable quarter was less than what was contemplated by the Quarterly Proposal, the parties shall discuss appropriate financial adjustments taking into account the nature and cause of the variance. If, for instance, the variance is caused by Hearst’s failure to timely provide necessary approvals, then no financial adjustment shall be made by Leaf Group. If, however, the failure to complete the work contemplated by the applicable Quarterly Proposal was totally or partially the fault of Leaf Group, the parties shall negotiate an appropriate credit as part of the Quarterly Proposal for the subsequent quarter.
3.2.New Articles. All New Articles will be created by Leaf Group for Hearst and shall be considered Hearst Intellectual Property. Leaf Group shall assign and transfer to Hearst all of Leaf Group’s right, title and interest to the New Articles and take such other as may be reasonably necessary to vest title in the New Articles in Hearst, as set forth in Section 5.1 and to publish the New Articles on the Hosted Websites.
3.3.New Photos. Leaf Group shall collaborate with Hearst with respect to identifying sources for the New Photos. Hearst shall enter into appropriate license arrangements, at its expenses, with such third parties. Leaf Group shall use the New Photos in a manner consistent with the applicable license arrangements.
3.4.Hearst Control. The parties acknowledge and agree that Hearst shall have sole editorial and creative control over all aspects of the Hosted Websites, including control over page layout decisions and Advertising units, the design, look and feel of each page of the Hosted Websites, and control over the placement, type, and nature of all Content, and the placement, type, nature and number of Advertising units, appearing on the Hosted Websites. Hearst may in its discretion add or remove and take down any Advertising unit or any Content appearing on the Hosted Websites, and conduct advertising and content trials and experiments on the Hosted Websites that may result in reductions to revenue.
3.5.Revenue Maximization. Subject to Section 3.4, both parties will work collaboratively with the objective of maximizing the revenues generated on the Hosted Websites provided that a reduction in revenue shall not be deemed a violation of this provision.
3.6.Revenue Share.
(a)Leaf Group Revenue Share. In consideration for the Content Services provided by Leaf Group to Hearst during the Initial Term and the Renewal Term, if any, pursuant to this Agreement, Leaf Group shall be entitled to [***] percent ([***]%) of Net Revenues (“Leaf Revenue Share”), and Hearst shall retain [***] percent ([***]%) of the Net Revenues. For the avoidance of doubt, the Leaf Revenue Share shall only be paid to Leaf Group for the duration of the Initial Term, or the Renewal Term, if any, as long as the Content Services are performed by Leaf Group in accordance with the terms and conditions of this Agreement. Upon termination of this Agreement for any reason, or if this Agreement is not renewed for a Renewal Term in accordance with section 11.1, the Leaf Revenue Share shall cease to be payable to Leaf Group.
(b)Google AdSense Units/Hearst Revenue Share. Leaf Group and Hearst shall collaborate on the transition to Hearst of the management of the Google AdSense Units on the Hosted Websites which are currently managed by Leaf Group (the “AdSense Units”). Until such time as that transition is completed Leaf Group shall be entitled to retain [***] percent ([***]%) of Net Revenues and Hearst shall be entitled to [***] percent ([***]%) of the Net Revenues attributable to the AdSense Units (the “Hearst AdSense Revenue Share”). At such time as Hearst has assumed management of the AdSense Units, and subject to Section 3.4, Hearst shall include the Net Revenues attributable to the AdSense Units in the calculation of the Leaf Revenue Share payable to Leaf Group under Section 3.6(a).

3.7.Payment. Within [***] ([***]) days after the end of each calendar quarter during the Initial Term or the Renewal Term, if any, Hearst shall pay to Leaf Group the Leaf Revenue Share for such previous quarter, and Leaf Group shall pay to Hearst the Hearst AdSense Revenue Share. Each payment by Hearst shall be accompanied by a report in the format as set forth in Schedule 7, specifying in reasonable detail the basis upon which payment is made, including the identification of all sources of revenue. Each payment by Leaf Group shall be accompanied by a report from Google showing the revenue attributable to the AdSense Units for the applicable period. In the event that each party is required to make a payment to the other party pursuant to this Section, the parties may mutually agree to deduct amounts owed to the other party in order to reduce the number of payments required.
3.8.Audit. During the Term and for a period of one year thereafter, each Party, through an unaffiliated, reputable and mutually acceptable third-party representative (the “Auditor”), may, upon not less than thirty (30) days’ prior written notice, conduct an audit of the other Party’s relevant financial books and records (including electronic records), to the extent relevant to the determination and calculation of amounts payable to the auditing Party under Section 3 and confirming the accuracy of the reports accompanying such payments (including any Quarterly Proposals). Prior to an audit, the auditing Party will obtain from the auditor a signed confidentiality agreement reasonably acceptable to the audited Party, and the results of the audit and all information reviewed during such audit will be deemed the audited party’s Confidential Information. The audited Party will reasonably cooperate, during normal business hours and without disruption of the audited Party’s operations, with the auditors’ reasonable requests to facilitate the audit. The auditing Party shall pay the costs and expenses of any such audit. The auditing Party shall cause the Auditor to simultaneously deliver any audit results to the auditing Party and the audited Party. If an audit reveals an underpayment by an audited Party, such audited Party shall pay or credit the auditing Party the amount owed within 30 days of the auditor’s report. Similarly, if an audit reveals an overpayment, the auditing Party shall pay or credit to the audited Party the amount of such overpayment within 30 days of the auditor’s report. If the amount of any underpayment in the auditing Party’s favor exceeds five percent (5%), the audited Party shall also reimburse the auditing Party for the out-of-pocket third-party costs and expenses of such audit.   Unless otherwise agreed by the Parties, any such audit shall be conducted during regular business hours, at the audited Party’s principal place of business. Each Party may conduct audits no more frequently than once during any twelve (12)-month period.
4.COMPLIANCE; DATA COLLECTION; PRIVACY POLICY; SECURITY.
4.1.Compliance. Each Party will comply at all times with applicable Laws with respect to its obligations under this Agreement. In connection with the foregoing, Leaf Group shall comply with all applicable Hearst policies provided to Leaf Group by Hearst. It shall be Hearst’s obligation to ensure that Leaf Group is aware of all Hearst policies.
4.2.Privacy Policies. Each Hosted Website will be governed by, and contain links to, Hearst’s then current privacy policies.
4.3.Data Collection and Privacy.
(a)As between Leaf Group and Hearst, any viewing data, analytics data, site data, Hearst GA Data (as defined below), Google Analytics data collected by Leaf Group from the Hosted Websites, and all customer and user information, including, without limitation, any personally identifiable information or non-personally identifiable information, accessed, generated, collected or created from or in connection with the Hosted Websites (collectively, “Hearst Data”), and all right, title and interest in and to such Hearst Data, shall be owned by Hearst. Except as otherwise expressly set forth below, Hearst will not share with or disclose to Leaf Group, and Leaf Group may not use or process any such Hearst Data.
(b)In this Agreement, “Consumer”, “Personal Information”, “Sale/Sell” and “Service Provider” will have the meaning ascribed to such terms in the CCPA. As used herein, “Service Provider” shall include Leaf Group’s personnel, affiliates, and contractors, as well as the personnel, affiliates, and contractors of those entities.
(c)As at the Effective Date of this Agreement, Leaf Group may continue to use its own Google Analytics tags on the Hosted Websites and all Google Analytics data accessed or obtained therefrom solely as necessary and for the sole purpose of providing the Services to Hearst in accordance with this Agreement, provided that Leaf Group shall not at any time enable add on features or settings in Google Analytics that may result in Google Analytics data being used for profiling and/or advertising purposes (including through other Google products for ad targeting purposes). Once the Parties have determined how to make Hearst GA Data (as defined below) accessible by Leaf Group to enable Leaf Group to provide the Content Services, Hearst shall remove Leaf Group’s Google Analytics tags from the Hosted Websites and use Hearst’s Google Analytics tags on the Hosted Websites. Hearst shall then, for the remainder of the Term, provide Leaf Group with access to certain of Hearst’s Google Analytics data for the Hosted Websites, which may contain Personal Information of or about Hearst’s Consumers (collectively, “Hearst GA Data”). Leaf Group represents and warrants that it is acting as a Service Provider with respect to the Hearst GA Data processed in the course of providing the Content Services and Leaf Group will only handle Hearst GA Data (i) as necessary to perform the Content Services in accordance with the Agreement or (ii) as otherwise instructed by Hearst. In addition, the Parties shall comply with the Data Privacy and Security Addendum as set forth in Schedule 8 with respect to any European Personal Data (as that term is defined in the GDPR) contained in the Hearst GA Data that Leaf Group may have access to.
(d)In order to access the Hearst GA Data, Leaf Group may be provided with certain login credentials (“Login Credentials”). Leaf Group and its authorized users will be responsible for maintaining the security and confidentiality of Login Credentials, and will not allow access to the Login Credentials to any non-authorized users. Leaf Group shall promptly notify Hearst of any unauthorized use of any Login Credentials or any other known or suspected unauthorized access. Leaf Group will only use such Login Credentials as necessary to provide the Content Services.
(e)Leaf Group further acknowledges that it will not (i) Sell Hearst GA Data except as otherwise directed to do so by Hearst, or (ii) retain, use or disclose Hearst GA Data except for the specific purpose of performing the Content Services or as otherwise directed by Hearst or agreed upon in writing between Hearst and Leaf Group. Leaf Group shall not disclose or transfer Hearst GA Data to any third party, including any contractor or sub-contractor, without the prior written permission of Hearst, except to the extent that a disclosure or transfer is required by law, provided that Leaf Group makes commercially reasonable efforts, to the extent permitted by law or legal process, to provide Hearst with (A) prompt written notice so that Hearst may seek a protective order or other remedy; and (B) reasonable assistance in opposing a required disclosure or seeking other limitations.
(f)Leaf Group certifies that it understands and will comply with the obligations set out in this Section 4 during the Term of the Agreement and thereafter until such time as Leaf Group no longer has access to, possession of, or control over any Hearst GA Data.
(g)Leaf Group will cooperate with Hearst to the fullest extent possible in order to fulfill or honor Consumers’ and end user requests or exercise of rights conferred by CCPA, GDPR or other Privacy Laws that may be enacted from time to time.
(h)Leaf Group will promptly notify Hearst of any actual or reasonably suspected unauthorized, accidental or unlawful access to or acquisition, use, loss, disclosure, modification,

corruption or other processing of Hearst GA Data (a “Security Incident”), but in no case later than 72 hours after it becomes aware of the Security Incident. Such notification will summarize in reasonable detail the nature of the Security Incident (including, if known, the types of Hearst GA Data and approximate number of records impacted), and the corrective actions taken or to be taken by Leaf Group. Leaf Group will promptly take all necessary and advisable corrective actions and will cooperate fully with Hearst in all reasonable and lawful efforts to prevent, mitigate or rectify such Security Incident. Leaf Group will also (i) investigate such Security Incident and perform a root cause analysis thereon; (ii) remediate the effects of such Security Incident; and (iii) provide Hearst with such assurances as Hearst will request that such Security Incident is not likely to recur. The content of any filings, communications, notices, press releases or reports related to any Security Incident must be approved in writing by Hearst prior to any publication or communication thereof.
(i)Except as provided in Section 4.3(c), Leaf Group may not drop pixels, trackers, tags, cookies or such other tracking mechanism on the Hosted Websites, nor collect, track, use and store information relating to end users and the end users’ use of a Hosted Website.
4.4.Terms of Use Agreement. Hearst shall ensure that the Hosted Website(s): (a) feature terms of use agreements; and (b) such terms of use agreements shall: (i) disclaim any and all warranties on behalf of Hearst’s service providers and licensors, including a disclaimer of the implied warranties of merchantability, fitness for a particular purpose and non-infringement, and (ii) exclude liability to Hearst’s service providers for consequential, special, punitive, indirect damages other than direct damages.
4.5.Security. Each party will implement appropriate technical and organizational measures to ensure a level of security appropriate to processing personal data, including, as appropriate, the measures required under applicable Law. In assessing the appropriate level of security, each party will take account of the circumstances and risks associated with such processing, in particular with respect to any potential data breach.
5.OWNERSHIP; LICENSES
5.1.Hearst Ownership. Hearst shall own all Intellectual Property Rights in the Hosted Website(s) (excluding the Existing Photos, the New Photos and the Leaf Group Proprietary Technology), the Existing Articles and the New Articles. With respect to New Articles (excluding any New Photos):
(a)Ownership of New Articles. Leaf Group acknowledges and agrees that all text and other content written or furnished by Leaf Group in connection with the New Articles and all of the results and proceeds of Leaf Group’s services in connection with the New Articles shall be solely created by Leaf Group as a “work-made-for-hire” specially ordered or commissioned by Hearst, with Hearst being deemed the sole author of the New Articles and the sole and exclusive owner of all rights of every kind or nature in and to the New Articles and such results and proceeds (including, without limitation, all copyrights and any other Intellectual Property Rights therein and all extensions and renewals of the foregoing), throughout the universe in perpetuity with the exclusive and unrestricted right to make all uses of the New Articles throughout the universe and to make any changes to the New Articles as it determines in its sole discretion. Without further obligation to Leaf Group and without limitation, Hearst may use, reproduce, publish, sell, perform, distribute, display, exhibit, exploit, edit, change, modify, add to, take from, translate, reformat, make derivative works from, or reprocess the New Articles in any manner. To the extent permissible under applicable Law, Leaf Group waives all “moral rights of authors” or any similar rights with respect to the New Articles and agrees not to institute, support or maintain any action or lawsuit on the ground that the New Articles or any other exercise of any of the rights conveyed, granted and assigned by Leaf Group hereunder constitute an infringement of Leaf Group’s moral rights and/or any analogous rights or that it is in any way a defamation or mutilation of the New Articles and/or Leaf Group’s reputation or that it contains unauthorized variations, alterations, modifications, changes or translations.

(b)If for any reason, all or any portion of the New Articles is not deemed to be a work-made-for-hire under applicable Law and/or if less than full ownership of such New Articles vests in Hearst, Leaf Group hereby irrevocably assigns to Hearst all of Leaf Group’s right, title and interest whether now known or unknown (including, without limitation, all copyrights and other Intellectual Property Rights therein and all extensions and renewals of the foregoing) in and to such New Articles throughout the universe, including any and all of Leaf Group’s rights to commercially exploit such New Articles by any means in any and all media now known or hereafter devised (including, without limitation, the right to use, reproduce, publish, sell, perform, distribute, display, exhibit, exploit, edit, change, modify, add to, take from, translate, reformat, make derivative works from, or reprocess the New Articles in any manner) and to authorize and control the exploitation of the same and to sue in respect of past infringement of any such right, title and interest so assigned.
(c)Upon Hearst’s request, Leaf Group shall promptly supply Hearst with all rights documentation, including but not limited to, license agreements, releases, appearance releases, and any other documentation required to exploit, display or distribute the New Articles.
5.2.Existing Articles. With respect to Existing Articles (excluding any Existing Photos):
(a)Leaf Group acknowledges and agrees that all text and other content written or furnished by Leaf Group in connection with the Existing Articles and all of the results and proceeds of Leaf Group’s services in connection with the Existing Articles shall be solely created by Leaf Group as a “work-made-for-hire” specially ordered or commissioned by Hearst, with Hearst being deemed the sole author of the Existing Articles and the sole and exclusive owner of all rights of every kind or nature in and to the Existing Articles and such results and proceeds (including, without limitation, all copyrights and any other Intellectual Property Rights therein and all extensions and renewals of the foregoing), throughout the universe in perpetuity with the exclusive and unrestricted right to make all uses of the Existing Articles throughout the universe and to make any changes to the Existing Articles as it determines in its sole discretion. Without further obligation to Leaf Group and without limitation, Hearst may use, reproduce, publish, sell, perform, distribute, display, exhibit, exploit, edit, change, modify, add to, take from, translate, reformat, make derivative works from, or reprocess the Existing Articles in any manner. To the extent permissible under applicable Law, Leaf Group waives all “moral rights of authors” or any similar rights with respect to the Existing Articles and agrees not to institute, support or maintain any action or lawsuit on the ground that the Existing Articles or any other exercise of any of the rights conveyed, granted and assigned by Leaf Group hereunder constitute an infringement of Leaf Group’s moral rights and/or any analogous rights or that it is in any way a defamation or mutilation of the Existing Articles and/or Leaf Group’s reputation or that it contains unauthorized variations, alterations, modifications, changes or translations.
(b)If for any reason, all or any portion of the Existing Articles is not deemed to be a work-made-for-hire under applicable Law and/or if less than full ownership of such Existing Articles vests in Hearst, Leaf Group hereby irrevocably assigns to Hearst all of Leaf Group’s right, title and interest whether now known or unknown (including, without limitation, all copyrights and other Intellectual Property Rights therein and all extensions and renewals of the foregoing) in and to such Existing Articles throughout the universe, including any and all of Leaf Group’s rights to commercially exploit such Existing Articles by any means in any and all media now known or hereafter devised (including, without limitation, the right to use, reproduce, publish, sell, perform, distribute, display, exhibit, exploit, edit, change, modify, add to, take from, translate, reformat, make derivative works from, or reprocess the Existing Articles in any manner) and to authorize and control the exploitation of the same and to sue in respect of past infringement of any such right, title and interest so assigned.
(c)Upon Hearst’s request, Leaf Group shall promptly supply Hearst with all rights documentation, including but not limited to, license agreements, releases, appearance releases, and any other documentation required to exploit, display or distribute the Existing Articles.

5.3.Grant of Rights.
(a)License Grant by Hearst. Solely for the purpose of performance of this Agreement during the Term, Hearst hereby grants to Leaf Group a limited, revocable, non-exclusive, worldwide, royalty-free, non-transferable (except as provided in Section 13.4) license to: (a) reproduce, modify, and incorporate the Hearst Content, the Existing Content and the New Articles on the Hosted Website(s); (b) store, host, cache, reproduce, distribute, publicly perform, publicly display and digitally perform the Hearst Content, the Existing Content and the New Articles on the Hosted Website(s); provided, however, that Leaf Group will comply with the provisions of Section 7 (Confidentiality). Leaf Group will have the right to sublicense the foregoing rights to its Affiliates and Contributors to the extent necessary or useful to Leaf Group’s performance of its obligations under this Agreement, provided that Leaf Group will remain liable for its obligations hereunder and for any breach of any obligations hereunder by such Affiliates and Contributors. Any rights not expressly granted by Hearst to Leaf Group are reserved by Hearst.
(b)New Photos. Hearst hereby grants to Leaf Group a non-exclusive, revocable, worldwide license to publish and display (without the rights to modify, alter, or manipulate, provided that reformatting or resizing will be permitted) the New Photos on each Hosted Website in the same form, media and manner accompanying or adjacent to Existing Articles or New Articles as provided to Leaf Group by Hearst solely during the period of time that Leaf Group provides the Content Services under this Agreement and consistent with the rights that Hearst has to display such content. Leaf Group shall not obstruct any attribution or credits associated with the New Photos nor take any actions that could reasonably be seen as disparaging the quality of the New Photos or the owners or creators of such content.
5.4.Hosted Website URLs. Hearst owns all right, title and interest in and to the Hosted Website URLs and all Intellectual Property Rights related thereto (other than Leaf Group Branding Elements or Third Party Photos). Hearst or its Affiliate is listed in the ICANN “Who Is” look-up as the administrative, technical and billing contact for the Hosted Website URLs.
5.5.Exclusivity. During the Term and for a period of two (2) years following the Term, Leaf Group will not knowingly (a) create new articles that are “substantially similar” to the Hearst Articles; (b) use, or allow any other third party to use, any Leaf Group articles that are substantially similar to the Hearst Articles; (c) use the same authors for any articles it produces that are on the same topics as the Hearst Articles; or (d) use the same titles/headlines for any articles it produces that are on the same topics as the Hearst Articles. “Substantial similarity” shall be evaluated on a totality of the circumstances test, considering such things as content, length, style and tone. Hearst acknowledges that nothing herein shall limit Leaf Group’s ability to produce and disseminate articles regarding topics that are covered by the Hearst Articles, provided that it complies with the foregoing provisions.
5.6.Non-Exclusivity of the Services. Nothing in this Agreement will be deemed or construed to prohibit Hearst from procuring material similar in nature or identical to the Existing Content, New Articles or services similar to or identical to the services provided under this Agreement including the Services from any third party for use on the Hosted Website(s) or other website or from developing such similar or identical content or services in-house, provided that Hearst is not using Leaf Group Confidential Information in connection with any of the foregoing.
6.PERSONNEL
6.1. Resources/Assigned Personnel. Leaf Group will provide sufficient qualified assigned personnel (“Assigned Personnel”) to complete its obligations under this Agreement. Assigned Personnel will have the requisite experience, skills, and training to enable him/her to perform his/her duties under the Agreement. Assigned Personnel will be under the supervision and control of Leaf Group. Hearst and its Affiliates have no right to assign projects or work to any Assigned Personnel or to influence in any way the relationship between Assigned Personnel and Leaf Group. Leaf Group retains the sole right, as the sole employer of the Assigned Personnel, to hire, assign, reassign and/or terminate its employees, including the Assigned Personnel.
6.2.Key Assigned Personnel. The Assigned Personnel will include two employees primarily dedicated to Hearst-related work with at least three (3) years of relevant experience, skills and training in channel management, search optimization services or content production (the “Key Assigned Personnel”). The Key Assigned Personnel shall be employed at Leaf Group’s cost and expense and shall not be charged to Hearst or any Hearst Affiliate as part of the Content Services. The primary work of the Key Assigned Personnel will be serving the Hearst account and they will prioritize such work over any other work they have.
6.3.Replacement. If the employment of any Key Assigned Personnel with Leaf Group is terminated during the Term and/or if Hearst reasonably requests that any Key Assigned Personnel ceases performing Services, Leaf Group will endeavor to promptly remove such Key Assigned Personnel from performing the Services and employ such other personnel who, in Leaf Group’s reasonable discretion, possesses the experience, skills and training necessary to perform the Services in place of such Key Assigned Personnel. Leaf Group will not remove, replace or reassign any Key Assigned Personnel without prior written notice to Hearst, provided that Leaf Group reserves the sole right to terminate the employment of any Leaf Group employee or contractor without the consent of Hearst.
6.4.Contributors. To the extent Leaf Group engages any freelance contributors (“Contributors”) in the performance of the its obligations with respect to the Content Services, Leaf Group will secure written agreements from such Contributors confirming that all intellectual property created by Contributors in connection therewith will be assigned to Hearst, and Leaf Group agrees, in addition to its other indemnity obligations hereunder, to indemnify and hold Hearst and each of its licensees, successors, and assigns harmless from and against any and all losses, liabilities, damages, costs or claims to the extent caused or alleged to be caused by any such Contributors and the materials and intellectual property created by the Contributors.
6.5.Non-solicitation; Hearst Solicitation Rights. Except as set forth below, during the Term of the Agreement and for a period of one (1) year thereafter, neither party will, except with the other party’s prior written consent, solicit or offer employment to the other party’s then current employees. This provision will not restrict the right of a party to solicit or recruit generally in the media and will not prohibit such party from hiring an employee of the other party who answers any advertisement or who otherwise voluntarily applies for hire without initially having been solicited personally or recruited by the hiring party. Notwithstanding the foregoing, upon the expiration or earlier termination of the Agreement, Hearst may, in its discretion, solicit or offer employment to the Key Assigned Personnel and other non-management Leaf Group employees who were dedicated primarily to the Hearst account as reasonably determined by Leaf Group in consultation with Hearst.
6.6.Hearst Secondment. Hearst may, at its discretion, second a Hearst employee (on a full or part time basis) to work with the Key Assigned Personnel (the “Seconded Employee”). The Seconded Employee shall have visibility and access to the Key Assigned Personnel’s processes, and books, records and information relating to provision of the Services (for the avoidance of doubt, the Seconded Employee shall not have access to processes, and books, records and information unrelated to provision of the Services and the foregoing shall not require Leaf Group to disclose Leaf Group Proprietary Technology applicable to Leaf Group, as a whole). All expenses related to such seconded employee shall be solely born by Hearst. Hearst shall ensure that the Seconded Employee is subject to reasonable confidentiality obligations that the Seconded Employees commits to comply with Leaf Group’s policies, rules, regulations and guidelines while onsite at any Leaf Group facility, or while utilizing any of Leaf Group’s systems. Leaf Group may require removal of any Seconded Employee who does not adhere to the foregoing requirements, provided that Hearst may appoint a new Seconded Employee.
7.CONFIDENTIALITY
7.1.Non-Use and Non-Disclosure. Throughout the Term of this Agreement and for a period of two (2) years thereafter, the Receiving Party will hold all Confidential Information of the Disclosing Party in confidence, and protect it as the Receiving Party would protect its own Confidential Information (which, in any event, will not be less than reasonable protection) and will not use such Confidential Information for any purpose other than that contemplated by this Agreement. Unless agreed by the Disclosing Party in writing, the Receiving Party will not disclose any Confidential Information of the Disclosing Party, by publication or otherwise, to any person other than its or its Affiliates’ employees and contractors who: (a) are bound to confidentiality obligations consistent with and at least as restrictive as those set forth in this Agreement; and (b) have a need to know such Confidential Information for purposes of enabling a Party to exercise its rights and perform its obligations pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed as limiting in any way The Hearst Corporation or its affiliates' media properties (including, but not limited to, newspapers, magazines, and cable and broadcast stations) from reporting or commenting upon Leaf Group or its business or operations, provided that Hearst does not provide such reporters or editors with access to any of Leaf Group’s Confidential Information. For purposes of clarification, the foregoing sentence is only intended to permit the newspapers, magazines, cable and broadcast stations and other media properties affiliated with The Hearst Corporation to maintain their editorial independence and to engage in investigative journalism. Upon termination or expiration of this Agreement, each party shall promptly deliver to the other, or at the Disclosing Party’s option destroy all written or electronic Confidential Information of the Disclosing Party in its possession or control.
7.2.Confidentiality of Agreement. Each Party agrees that the terms and conditions of this Agreement will be treated as Confidential Information; provided that each Party may disclose the terms and conditions of this Agreement (subject to nondisclosure requirements at least as restrictive as those set forth in this Agreement): (a) to legal counsel; (b) in confidence, to accountants, banks, and financing sources, including bona fide potential acquirers of a Party; and (c) as required to comply with applicable Law (e.g., court orders or disclosure requirements of the Securities and Exchange Commission), provided that the Receiving Party: (x) discloses only such information as is required; and (y) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.
8.REPRESENTATIONS AND WARRANTIES; DISCLAIMERS
8.1.Mutual Representations and Warranties. Each Party represents and warrants that, as of the Effective Date and continuing through the Term: (a) it has the full corporate right, power and authority to enter into this Agreement; (b) when executed and delivered by it, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms; and (c) its performance under this Agreement will not violate any other agreement between such Party and any third party.
8.2.	Leaf Group Representations and Warranties. Leaf Group represents and warrants that
(a)There is no claim, suit, action, investigation or proceeding pending or, to Leaf Group’s Knowledge, threatened against Leaf Group, which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental body against the Leaf Group or any of the Existing Content;

(b)Leaf Group shall perform the Services using all reasonable skill, care and diligence, using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner and shall devote adequate resources to meet its obligations under this Agreement;
(c)Leaf Group has complied, and is now complying, with all Laws applicable to the operation of the Hosted Websites as currently conducted or the ownership and use of the Existing Content, and has not received any notice or other communication from any governmental body regarding, and does not know or have reason to know of, any actual or possible material violation of, or material failure to comply with, any Law with respect to the operation of the Hosted Websites or the Existing Content. Leaf Group shall perform the Services in compliance with all applicable Laws;
(d)Leaf Group is and has been in compliance with the Privacy Shield Framework and has self-certified its compliance with the Privacy Shield Framework;
(e)during the Term of the Agreement and thereafter until such time as Leaf Group no longer has access to, possession of or control over any Hearst GA Data or access to any of Hearst’s systems, Leaf Group will comply with all applicable Privacy Laws with respect to any information received, collected, processed or stored by Leaf Group pursuant to the Agreement;
(f)the Website Migration Services shall be performed in accordance with and shall comply with the technical specifications set forth in the Migration Plan;
(g)The Hearst Articles will not contain (i) pornographic or other unacceptable adult-themed material, tobacco-related or alcohol-related material, get-rich-quick schemes, products or services involving deceptive marketing practices, lotteries, or gambling or other illegal content; (ii) any viruses, trap doors, hidden sequences, hot keys, time bombs, or other disabling code; (iii) adware, malware, spyware or other malicious code or drive-by download applications; (iv) spam, mail fraud, pyramid schemes, investment opportunities or advice not permitted by Law; (v) content or links to third-party content which may result in a third-party claim against, or civil or criminal liability to, Hearst; (vi) content that is inconsistent with Hearst's public image, goodwill and reputation, applicable Laws, rules or regulations, or the terms of this Agreement; (vii) content constituting racist material, hate speech, bullying or is otherwise threatening; or (viii) content that may constitute libel, defamation, or otherwise violate the privacy, publicity or other rights of a third party or that is fraudulent, false, misleading or deceptive;
(h)the Hearst Articles have been and will be created in accordance with applicable Laws and generally accepted journalistic practices, which includes, but is not limited to, using reasonable care to ensure that facts and statements in the Hearst Articles are true and do not defame or violate the privacy, intellectual property, or any other rights of any other person or entity;
(i)Leaf Group has all necessary rights and licenses to enable Hearst to use the Existing Photos on the Hosted Websites;
(j)except as set forth in and agreed to by both parties in a Quarterly Proposal, no further royalties, fees, income, payments and other proceeds shall be now or hereafter due or payable by Hearst to any Contributor or to any third party for the use of the Hearst Articles by Hearst in accordance with this Agreement;
(k) Leaf Group has good and valid title to the Purchased Assets and immediately following the Effective Date, Hearst will receive good and valid title to the Purchased Assets, free and clear of all encumbrances and liens of any kind;
(l)Upon the completion of the Migration Plan including the transfer of the Purchased Assets and the license of the CMS (as set forth on Schedule 2), Hearst will be able to operate the Hosted Websites in the manner in which Leaf Group operated the Hosted Websites during the one (1) year period immediately preceding the date of this Agreement. Notwithstanding the foregoing, if during the Term of this Agreement it is discovered that there are technological components not included within the Purchased Assets or the license of the CMS that are necessary for Hearst to be able to operate the Hosted Websites (the “Missing Components”) consistent with the foregoing representation, Leaf Group shall provide such Missing Components, at no additional cost to Hearst. In such case, Leaf Group shall give Hearst ownership of the Missing Component(s) if Leaf Group owns the Missing Component and only uses it for the Hosted Websites or it shall grant Hearst a perpetual license to the Missing Component if the Missing Component is proprietary to Leaf Group and broadly used by Leaf Group across its businesses. In connection with the foregoing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and take such further actions as may be reasonably required to carry out the provisions hereof regarding the transfer of the Missing Components, if any.
(m)As of immediately prior to the Effective Date, Leaf Group exclusively owns, free and clear of any and all encumbrances, all of the Existing Content other than Third Party Photos. Leaf Group has implemented policies and procedures reasonably designed to establish and preserve the confidentiality and ownership of or exclusive rights in any Existing Article and New Article created or developed by or on behalf of Leaf Group, including requiring all employees, consultants, agents and contractors of Leaf Group who are or were involved in, or who have contributed to, the creation or development of any Existing Article or New Article in the course of their service to Leaf Group to: (i) assign to Leaf Group all Intellectual Property Rights in such Existing Articles and New Articles, where applicable, acknowledge that works to which they contributed are “works made for hire,” and (ii) agree to maintain the confidentiality of any source code, proprietary know-how, trade secrets or other confidential Intellectual Property Rights. To the knowledge of Leaf Group, no employee, consultant, agent or contractor to any such agreement is in breach thereof.
(n)To the Knowledge of Leaf Group, none of the Existing Content infringes or will infringe any Intellectual Property Right of any third party and as of the date hereof, there are no pending or, to Leaf Group’s Knowledge, threatened claims, litigation, or other proceedings pending against Leaf Group by any third party based on an alleged violation of such Intellectual Property Rights, in each case, excluding any infringement or claim, litigation or other proceedings to the extent arising out of (x) any Hearst Content or any instruction, information, designs, specifications, or other materials provided by Hearst to Leaf Group, and (y) any modifications or changes made to the Content by or at the direction of Hearst.
8.3.Disclaimers. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, THE EXISTING CONTENT, ANY OTHER PRODUCTS OR SERVICES PROVIDED BY LEAF GROUP, AND ALL ASSOCIATED TECHNOLOGIES ARE PROVIDED “AS IS” AND LEAF GROUP AND ITS AFFILATES MAKE NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY. LEAF GROUP DOES NOT MAKE ANY REPRESENTATION OR WARRANTY THAT THE HOSTING OF THE HOSTED WEBSITE(S) OR ANY SERVICE, EXISTING CONTENT, OR OTHER DELIVERABLE WILL BE ERROR FREE, UNINTERRUPTED, OR AVAILABLE IN ALL CIRCUMSTANCES. EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF SATISFACTORY QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. WHILE THE CONTENT SERVICES WILL BE DESIGNED TO ENHANCE SEARCH ENGINE OPTIMIZATION HEARST ACKNOWLEDGES THAT LEAF GROUP MAKES NO GUARANTEES OF THE FUTURE PERFORMANCE OF THE HOSTED WEBSITE(S).
9.INDEMNIFICATION
9.1.Hearst. Hearst will indemnify, defend and hold Leaf Group and its Affiliates (and the respective directors, officers, employees and representatives of each) harmless from and against any and all third party claims, judgments, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) (together, “Third Party Claims”), to the extent that such Claim arises out of: (a) any allegation that any Hearst Content, any Advertising sold or provided by Hearst in connection with a Hosted Website, or any changes directly made by Hearst to the Existing Content or any component of the foregoing: (i) infringes any third party Intellectual Property Right; (ii) violates any right of name and likeness, publicity, personality or privacy; or (iii) is harmful, defamatory, slanderous, libelous, threatening, obscene, harassing or discriminatory or violates any applicable Law; (b) any breach or alleged breach by Hearst of any of its representations or warranties in this Agreement; or (c) any allegation that Hearst violates any applicable privacy rights or applicable Law.
9.2.Leaf Group. Leaf Group will indemnify, defend and hold Hearst and its Affiliates (and the respective directors, officers, employees and representatives of each) harmless from and against any and all: (a) Third Party Claims to the extent that such Third Party Claim arises out of any allegation that any Existing Content, any New Articles, Services any component of the Hosted Websites or the Purchased Assets, the CMS or any component of the foregoing (excluding any Hearst Content): (i) infringes any third party Intellectual Property Right, (ii) violates any right of name and likeness, publicity, personality or privacy, or (iii) is harmful, defamatory, slanderous, libelous, threatening, obscene, harassing or discriminatory or otherwise violates any applicable Law; (b) claims, judgments, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) (together, “Claims”) to the extent such Claims arise out of any breach or alleged breach by Leaf Group of any of its representations, warranties or covenants in this Agreement; (c) Claims to the extent such Claims arise out of willful, fraudulent or grossly negligent acts or omissions by Leaf Group or any of its employees or the intentional breach of Leaf Group; (d) Claims to the extent such Claims arise out of an Excluded Liability or Excluded Asset; or (e) Claims to the extent such Claims arises out of any employment or contractor relationship between Leaf Group and an employee or contractor, as applicable.
9.3.Indemnification Procedures. The Party seeking indemnification (the “Indemnified Party”) will promptly notify the indemnifying Party (“Indemnifying Party”) of any Third Party Claim (provided that any delay in notification by the Indemnified Party will not relieve the Indemnifying Party of its obligations under this Section 9, except to the extent that the delay impairs the Indemnifying Party’s ability to defend), will permit the Indemnifying Party to control the defense and settlement (subject to the last sentence of this Section 9.3.) of the Third Party Claim, and will cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense and settlement. The Indemnified Party will have the right, at its own expense, to participate in the defense and settlement of a Third Party Claim represented by counsel that the Indemnified Party has selected. The Indemnifying Party will not settle any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).
9.4.	Infringement Remedy.
(a)Without limiting Leaf Group’s indemnification obligations in section 9.2, if any Existing Content or New Articles, or any component thereof, or any component of the Hosted Websites or the Services, in each case, other than Hearst Content, is found to be infringing or if any use of such Hearst Article, Hosted Website, Service or any component thereof is enjoined, threatened to be enjoined or otherwise the subject of an infringement claim, Leaf Group shall, at Leaf Group’s sole cost and expense:
(i)procure for Hearst the right to continue to use such Hearst Article, Hosted Website, Service or component thereof to the full extent contemplated by this Agreement; or
(ii)modify or replace the materials or components that infringe or are alleged to infringe to make such Hearst Article, Hosted Website, or Service and all of its components non-infringing while providing fully equivalent features and functionality.
9.5.Exclusive Remedy for Infringement.  This Section 9 states the exclusive remedy of each Party with respect to any infringement claim arising out of or related to this Agreement.

10.LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 9, OR A BREACH BY EITHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 7, OR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES). WITH THE EXCEPTION OF EACH PARTY’S INDEMNIFICATION OBLIGATIONS, A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 7 (CONFIDENTIALITY), OR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH, THE CUMULATIVE LIABILITY OF EITHER PARTY FOR ALL CLAIMS RELATING TO, ARISING UNDER, OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED [***] ($[***]). THE FOREGOING LIMITATIONS OF LIABILITY SHALL IN NO WAY LIMIT HEARST’S PAYMENT OBLIGATIONS UNDER SECTIONS 2 AND 3 HEREUNDER. WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS THE CUMULATIVE LIABILITY OF EITHER PARTY THEREUNDER SHALL NOT EXCEED [***].

11.TERM AND TERMINATION
11.1.Term of Agreement. The term of this Agreement will commence on the Effective Date and continue for a period three (3) years (the “Initial Term”). Thereafter, this Agreement shall only renew for an additional renewal term (a “Renewal Term”) upon the prior written agreement of both Parties (the Initial Term and all Renewal Terms are, collectively, the “Term”).
11.2.Termination. If either Party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days after being notified in writing thereof by the other Party, the non-breaching Party may terminate this Agreement immediately by notifying the other Party in writing. In addition, either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party or its ultimate parent corporation or holding company becomes insolvent or repeatedly fails to pay any outstanding debts as they become due, makes an assignment for the benefit of creditors, files a voluntary or becomes subject to an involuntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs, and, in the case of a petition or judgment obtained or filed by a third party, such petition or judgment is not dismissed within, or such appointment continues for more than, thirty (30) days.
11.3.Leaf Group Change in Control. Leaf Group shall give written notice to Hearst at least 30 days prior to a Leaf Group Change in Control, which notice shall identify the prospective controlling person of Leaf Group following the Leaf Group Change of Control which shall be considered Confidential Information of Leaf Group. In the event of a Leaf Group Change in Control to which Hearst has not consented in writing, Hearst may elect during the ninety (90) days following the date on which Hearst learns that a Leaf Group Change in Control has been consummated, to terminate this Agreement with such termination to be effective six (6) months after delivery of such termination notice; provided that, without limiting Hearst’s termination right, Leaf Group shall not undertake a Leaf Group Change of Control through the structure of an asset sale (the “Leaf Group Asset Sale”), unless the controlling person after such Leaf Group Leaf Group Asset Sale assumes in writing Leaf Group’s obligations under this Agreement.
11.4.Survival; Effect of Termination.
(a)In the event of the expiration or earlier termination of this Agreement, all obligations and responsibilities of the Parties under Sections 1, 2.6, 3.8, 4, 5.1, 5.2, 5.4 5.5, 5.5, 6.4 6.5, 7, 8, 9, 10, 11, 12, 13 and any provision of this Agreement which, by its nature, should survive the termination of this Agreement, will survive and continue in effect.

(b)The expiration or earlier termination of any provision of this Agreement will not excuse a prior breach of that provision.
12.PAYMENT
12.1.Expenses. Except as expressly set forth in this Agreement or agreed otherwise in writing, each Party will bear all of its own expenses arising from its performance of its obligations under this Agreement, including expenses for Internet bandwidth, content licenses, software licensing fees, computer hardware costs, facilities, work spaces, utilities, management, attorneys’ fees and the like.
13.MISCELLANEOUS
13.1.Taxes. All fees set forth in this Agreement are expressed exclusive of taxes. If Hearst is required to withhold any taxes from the amounts otherwise due Leaf Group, Hearst will promptly notify Leaf Group in writing of the fact and amount of such withholding and furnish to Leaf Group a copy of all receipts and other documents relating to such withholding. Hearst will provide all reasonable cooperation and assistance to Leaf Group to reduce or eliminate the amount of such withholdings and apply for any refunds or credits available under applicable Law. Notwithstanding anything in this Agreement to the contrary, Hearst may deduct and withhold from any payment made by Hearst to Leaf Group under this Agreement such amounts as it is required to deduct and withhold under applicable law, and any such amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Leaf Group, provided that no deduction shall be made on taxes attributable to the income of Hearst.

13.2.Force Majeure. No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; and (f) action by any governmental authority (the "Impacted Party”). For the avoidance of doubt, a pandemic (including a pandemic declared by the World Health Organization due to COVID-19), epidemic or similar public health precaution shall not constitute a Force Majeure Event. The Impacted Party shall give notice within 30 days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of 30 days following written notice given by it under this Section 13.2 either party may thereafter terminate this Agreement upon written notice. A Force Majeure Event shall only excuse payment obligations under this Agreement if payment is rendered impossible as the result of a failure of the overall US banking system. If this Agreement is terminated prior to the Migration Completion Date (as the result of Leaf Group’s failure to perform) in accordance with this Section 13.2, then, at Hearst’s discretion, Leaf Group shall refund to Hearst all monies paid by Hearst towards the Purchase Price and title to the Purchased Assets shall revert to Leaf Group.
13.3. Governing Law; Venue. This Agreement will be governed by the laws of the State of New York, without reference to rules governing choice of laws or the U.N. Convention on Contracts for the International Sale of Goods. Each Party irrevocably consents and waives any objection to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York with respect to any claims, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

13.4.Assignment. Neither Party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement without the other Party’s prior written consent, and any attempt to do so without that consent will be void. Notwithstanding the foregoing, Leaf Group will have the right to use Contributors in accordance with the terms of this Agreement, , provided that Leaf Group will remain wholly and solely responsible for such performance and liable for all acts or omissions of the Contributors. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns. If Hearst (or its successor or assigns) assigns any rights to the Purchased Assets or any modified or derivative works thereof to any third party or to any of its Affiliates or in connection with any merger, consolidation, reorganization, sale of all or substantially all of its assets to which this Agreement relates or any similar transaction, Hearst shall notify Leaf Group of such assignment.
13.5.Independent Contractors. The Parties hereto expressly understand and agree that each of them is an independent contractor in the performance of each and every part of this Agreement and each is solely responsible for all of its respective employees and agents and its labor costs and expenses arising in connection therewith and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of its activities, or those of its employees or agents in the performance of this Agreement. In particular, the Assigned Personnel and the Key Assigned Personnel shall not for any purpose be considered employees of Hearst. Leaf Group shall in relation to Assigned Personal and Key Assigned Personnel comply with all obligations for salary, leave, compensation, employment benefits and any taxes (including remittance thereof), levies, mandatory insurance requirements or obligations imposed on an employer which arise in respect of any amounts payable by Leaf Group to the Assigned Personnel and the Key Assigned Personnel. Neither of the Parties has any authority, right or ability to bind or commit any other Party in any way and no Party will attempt to do so or imply that it may do so. Except as expressly provided herein, neither Party has the right to exercise any control over the activities or operations of the other.
13.6.References. Each Party may disclose the general nature of the relationship between the Parties in its marketing, advertising, investor and related materials.
13.7.Notices. Any notice required or permitted pursuant to this Agreement must be in writing delivered by hand, overnight courier, or certified or registered mail to the address listed below and will be effective upon receipt. Either Party may from time to time change the addresses or individuals specified in this section by giving the other Party notice of such change in accordance with this section:

Notices to Hearst:

Hearst Newspapers, a division of Hearst Communications, Inc.

300 West 57th Street

New York, NY 10019

Attn: Rob Barrett

With a copy to:

Hearst Corporation, Office of General Counsel

300 West 57th Street

New York, NY 10019

Attn: General Counsel

Notices to Leaf Group:

Leaf Group Ltd.

1655 26th Street

Santa Monica, CA  90404

Attn: Legal Department

legal@leafgroup.com

13.8.Termination of Original Agreement. The Original Agreement is hereby terminated as of the date hereof. From and after the date hereof, the Original Agreement will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate, except for (a) sections 8, 9, 10 and 11 of the Original Agreement; and (b) any other rights and obligations of the Parties that come into being or effect upon the termination of the Original Agreement; provided, that in the event of a conflict between the foregoing provisions of the Original Agreement and this Agreement, the terms of this Agreement shall control; and further provided that nothing herein shall permit either party to recover damages that would be duplicative of any damages to which such party may be entitled to recover under this Agreement.
13.9.No Waiver; Severability; Rights; Construction. The failure of either Party to enforce any provision of this Agreement will not constitute a waiver of the Party’s rights to subsequently enforce the provision. Any waivers granted hereunder are effective only if recorded in a writing signed by the Party granting such waiver. If any provision of this Agreement is determined by any court or governmental authority to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable. Except as otherwise expressly stated herein, the rights and remedies of the Parties under this Agreement are cumulative, and either Party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity. The headings of sections and subsections of this Agreement are for convenience only and have no interpretive value. The terms “include,” “includes,” and “including,” whether or not capitalized, mean “include but are not limited to,” “includes but is not limited to,” and “including, but not limited to,” respectively. This Agreement, together with all associated exhibits and schedules, all of which are hereby incorporated into this Agreement by this reference, constitute the complete and final agreement of the Parties pertaining to the subject matter hereof and supersede the Parties’ prior or contemporaneous agreements, understandings and discussions relating to the subject matter hereof, including the Original Agreement. No amendment or modification of any term or condition of this Agreement will be valid or binding on any of the Parties unless made in writing and signed by duly authorized representatives of each of the Parties.
13.10.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be a duplicate original, but all of which, taken together, will be deemed to constitute a single instrument. Facsimile signatures and signatures delivered via an electronic image file will have the same effect as their originals.
13.11.Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged immediately, extensively and irreparably and no adequate remedy at law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party at law or in equity, the parties agree that, without posting bond or similar undertaking, each of the other parties shall be entitled to seek the remedy of specific performance of this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 13.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 13.11 are not available or otherwise are not granted and (y) nothing set forth in this Section 13.11 shall require any party hereto to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 13.11 prior or as a condition to pursuing any other remedies with respect to this Agreement that may be available then or thereafter, nor shall the commencement of any action pursuant to this Section 13.11 or anything set forth in this Section 13.11 restrict or limit any party’s right to pursue any other remedies with respect to this Agreement that may be available then or thereafter. Each of the parties hereby acknowledges and agrees that the non-defaulting party may sustain irreparable damages for which there is not an adequate remedy at law for money damages. Each party further agrees that, in the event of any action for specific performance in respect of any breach or violation of this Agreement, it shall not, and will cause its Affiliates not to, oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the non-defaulting party has an adequate remedy at law or an award of specific performance is not an appropriate remedy at law, in equity, or otherwise.
13.12.Publicity. Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, without the prior written consent of the other party. The foregoing shall not, in any way, limit any disclosures that Leaf Group may be required by Law to make in connection with the execution of this Agreement but only to the extent required by Law and only after notifying Hearst in writing to the extent permitted to do so by Law.
13.13.Insurance. During the Tern of this Agreement and for a period of three years afterwards, Leaf Group shall maintain and include coverage for the subcontractors or cause Leaf’s subcontractors to maintain the following minimum insurance limits and coverages:

a. Workers’ Compensation insurance as prescribed by the law of the State in which the work is performed; and Employer’s Liability insurance with limits of at least $1,000,000 per occurrence.

b. Commercial General Liability insurance including contractual liability with limits of at least $2,000,000 per occurrence and $4,000,000 aggregate. This insurance must be written on an occurrence form basis. This requirement can be satisfied in combination with an umbrella policy.

c. Umbrella Liability insurance, with limits of at least $5,000,000 per occurrence.

d. Cyber liability insurance, in the amount of at least $5,000,000 per occurrence and $5,000,000 in the aggregate. Policy shall include coverage for loss, disclosure and theft of data in any form; media and content rights infringement and liability, including but not limited to, software copyright infringement; network security failure, including but not limited to, denial of service attacks and transmission of malicious code.  Coverage shall include data breach regulatory fines and penalties, the cost of notifying individuals of a security or data breach, the cost of credit monitoring services and any other causally-related crisis management expense for up to one (1) year.  If this coverage is provided on a claims-made basis, then it must be maintained for a period of three years after acceptance of the deliverables and/or services provided in connection with this Agreement.  If policy is combined with Errors and Omissions Liability insurance, shared limits requirement shall be $8,000,000.

e. Errors and Omissions Liability insurance (media and technology errors & omissions liability) with limits of at least $5,000,000 per occurrence. Policy shall include coverage for intellectual property infringement (excluding patent infringement), privacy infringement, advertising and content offenses and defamation including cover for liabilities arising from errors, omissions, or negligent acts in rendering or failing to render computer or information technology services and technology products.  Coverage for violation of software copyright should be included. Technology services should cover liabilities, punitive damages, and claim expenses arising from acts, errors and omissions, in rendering or failing to render all services and in the provision of all products in the performance of the Agreement, including the failure of products to perform the intended function or serve the intended purpose.  If this coverage is provided on a claims-made basis, then it must be maintained for a period of three years after acceptance of the deliverables and/or services provided in connection with this Agreement.  If policy is combined with Cyber Liability insurance, shared limits requirement shall be $8,000,000.

Hearst and its subsidiaries, affiliates, and partnerships shall be named as an Additional Insured under the General Liability, Cyber liability, Errors and Omissions Liability, and Umbrella Liability. All such insurance should be primary and non-contributory and is required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Hearst shall apply on an excess basis. Leaf Group agrees that Leaf Group, Leaf Group’s insurer(s) and anyone claiming by, through or under the policy on Leaf Group’s behalf shall have no claim, right of action or right of subrogation against Hearst and its customers based upon any loss or liability insured against the foregoing insurance. Upon execution of this Agreement and for every policy renewal, Leaf Group shall provide a certificate evidencing such insurance to Hearst. Hearst shall be notified in writing at least thirty (30) days prior to cancellation in a policy. Insurance companies providing coverage will be rated to A.M. Best with at least an A-VII rating.

[The next page is the signature page.]

The Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date(s) written below.

HEARST NEWSPAPERS, A DIVISION OF HEARST COMMUNICATIONS, INC.	LEAF GROUP LTD.
Signature: /s/ Jeffrey M. Johnson	Signature: /s/ Brian Pike
Printed Name: Jeffrey M. Johnson	Printed Name: Brian Pike
Title: President and Group Head	Title: COO
Date: April 24, 2020	Date: April 24, 2020